Exhibit 99.4

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

CRYOPORT, INC.

OFFER TO HOLDERS OF OUTSTANDING $3.57 ORIGINAL WARRANTS

TO EXCHANGE SUCH ORIGINAL WARRANTS FOR

(1) AN EQUAL NUMBER OF $1.50 NEW WARRANTS,

CONDITIONED UPON THE IMMEDIATE EXERCISE OF SUCH NEW WARRANTS, AND

(2) ONE $3.00 SUPPLEMENTAL WARRANT FOR EVERY FOUR NEW WARRANTS EXERCISED

THE offer EXPIREs AT 5:00 P.M.,
eastern TIME, september 16, 2016, UNLESS EXTENDED

August 11, 2016

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offer by Cryoport, Inc., a Nevada corporation (the “Company”), to holders of the Company’s outstanding warrants to purchase shares of common stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised (the “Supplemental Warrants”). The Offer is being made upon the terms and subject to the conditions set forth in the offer letter/prospectus, dated August 11, 2016 (as it may be amended and/or supplemented from time to time, the “Offer Letter/Prospectus”), a copy of which accompanies this letter. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter/Prospectus.

The Offer will be open through 5:00 p.m., Eastern Time on September 16, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”).

Pursuant to the Offer, the New Warrants will have the following terms:

•	Exercise Price: The exercise price will be $1.50 per share.

•	Term: The New Warrants will expire concurrently with the Expiration Date.

•	No Cashless Exercise: The New Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the New Warrants.

•	Lock-Up Period: The New Warrants will contain a lock-up provision that provides that the holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares of common stock issuable upon exercise of the New Warrants (the “New Warrant Shares”) without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”). In addition, the Company may impose stop-transfer restrictions to enforce these restrictions.

•	Market Restrictions: A holder by electing to participate in the Offer is agreeing to not, either alone or with others, effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

•	Other Terms: Other than as described above, the terms of the New Warrants are substantially identical to the terms of the Original Warrants.

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In addition, the Supplemental Warrants will have the following terms:

•	Exercise Price: The exercise price will be $3.00 per share.

•	Term: The Supplemental Warrants are exercisable upon issuance and expire on the earlier of (i) three years after the date of issuance and (ii) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days.

•	Cashless Exercise: The Supplemental Warrants will have a cashless exercise right in the event that the Supplemental Warrant Shares are not covered by an effective registration statement at the time of such exercise.

•	Adjustments: The Supplemental Warrants provide that the warrant exercise price is subject to adjustment from time to time if we (i) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (ii) subdivide outstanding shares of common stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares or (iv) issue by reclassification of shares of the common stock any shares of our capital stock.

•	Other Terms: The Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

The above descriptions are a summary of certain materials terms of the New Warrants and the Supplemental Warrants and are not complete. This summary is subject to, and is qualified by reference to, the form of warrant certificate evidencing the New Warrants and the form of warrant certificate evidencing the Supplemental Warrants attached as Annex A and Annex B, respectively, to the Offer Letter/Prospectus.

Participation in the Offer requires both the tender of a holder’s Original Warrants as set forth in the Offer Letter/Prospectus and such holder’s exercise of the New Warrants, which will happen simultaneously effective as of the Expiration Date if the holder’s Original Warrants are properly tendered in the Offer. Holders may elect to participate in the Offer with respect to some or all of the Original Warrants held. Any Original Warrants that are not tendered in the Offer will remain in full force and effect with no change in the terms of the Original Warrants.

The Offer is conditioned upon the existence of an effective Registration Statement on Form S-4 relating to the registration of the New Warrants, the Supplemental Warrants and the shares of common stock underlying the New Warrants and the Supplemental Warrants. In addition, the Company is seeking stockholder approval of the Offer in order to comply with Nasdaq Listing Rule 5635(d). See “The Exchange Offer—Nasdaq Listing Rule 5635(d) and Maximum Number of Shares Which may be Issued” for additional information. If stockholder approval of the Offer is not obtained, we will be limited in the amount of New Warrant Shares that we could potentially issue in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016, which we refer to as the “Nasdaq Limit”). If the aggregate number of New Warrant Shares to be issued for all holders participating in the Offer is greater than the Nasdaq Limit, then each of the participating holder’s number of Original Warrants tendered will be reduced on as close to a pro rata basis as is possible.

Subject to the potential reduction in the acceptance by the Company of a holder’s tender of Original Warrants as described in the preceding paragraph, in the event that a holder properly tenders Original Warrants in the Offer, the Company will issue such holder an equal number of New Warrants, which will be immediately exercised, and the holder will be issued an equal number of New Warrant Shares, along with one Supplemental Warrant for every four New Warrants exercised.

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Enclosed are copies of the following documents:

1.	Offer Letter/Prospectus;

2.	Letter of Transmittal, for use in accepting the Offer and exchanging Original Warrants for (i) New Warrants to be immediately exercised and (ii) Supplemental Warrants (if any), and for the information of your clients; and

3.	Form of letter that may be sent to your clients for whose accounts you hold Original Warrants registered in your name or in the name of your nominee, along with a “Beneficial Owner Election Form” provided for obtaining such client’s instructions with regard to the Offer.

Other than as described herein and in the Offer Letter/Prospectus, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary (as defined below) and the Solicitation Agent (as defined below), as described in the Offer Letter/Prospectus) in connection with Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

We urge you to contact your clients promptly. If a holder elects to tender Original Warrants in response to the Offer, the holder must follow the instructions in the Offer Letter/Prospectus and the related documents, including the Letter of Transmittal. The Letter of Transmittal, certificate(s) representing the Original Warrants, and payment of the exercise price of the New Warrants must be delivered to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), on or prior to the Expiration Date, as set forth in the Letter of Transmittal.

Please direct questions or requests for assistance regarding the Offer to Emergent Financial Group, Inc., the solicitation agent for the Offer (the “Solicitation Agent”). The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.
3600 American Boulevard West, Suite 670
Bloomington, MN 55431
Attention: Peter Voldness
Telephone: (952) 829-1222
(email: pvoldness@emergentfinancial.com)

Very truly yours,

Cryoport, Inc.

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